                                                                    EXHIBIT 12.1

                      RATIO OF EARNINGS TO FIXED CHARGES
                            (DOLLARS IN THOUSANDS)

                                                                YEARS ENDED DECEMBER 31,
                                      ---------------------------------------------------------------------------------
                                         1990             1991             1992             1993                 1994
                                      ----------       ----------       ----------        ---------           ----------
Net pretax income ................    $  268,886       $  447,972       $  213,206        $  26,983(1)        $  211,983
Fixed charges
  Interest expense ...............        82,244           88,377           20,261           30,506               28,721
  Preferred stock dividends
    of a subsidiary ..............        11,791            5,934            4,674            1,681                 --
  Capitalized debt cost ..........         2,677            3,044              913            1,536                1,452
  Interest portion of rent
    expenses .....................         6,915            6,201            2,840            2,777                3,170
                                      ----------       ----------       ----------        ---------           ----------
    Total fixed charges ..........       103,627          103,556           28,688           36,500               33,343
  Less: Capitalized
    interest, net ................        13,313           39,852           14,408            4,623                1,464
                                      ----------       ----------       ----------        ---------           ----------
                                          90,314           63,704           14,280           31,877               31,879
Earnings before fixed
  charges ........................    $  359,200       $  511,676       $  227,486        $  58,860           $  243,862
                                      ==========       ==========       ==========        =========           ==========
Ratio of earnings to
  fixed charges ..................          3.47             4.94            7.93              1.61                 7.31

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(1)    During 1993, the Company recorded a non-cash charge to depreciation, depletion and amortization of $103 million pretax ($48 million after-tax) for the write-down of its investment in the U.K. North Sea's Piper field. Excluding the effect of the piper write-down, the ratio of earnings to fixed charges for 1993 would have been 4.45.